Exhibit 10.8

AMENDMENT NO. 3

TO

EXCLUSIVE PATENT LICENSE AGREEMENT

This instrument is Amendment No. 3 (this “Amendment”), dated as of April 27, 2012, to the Exclusive Patent License Agreement dated as of June 17, 2009 (the “License”) by and between M & R Development Inc., formerly known as American Power Group, Inc. (the “Licensor”), and GreenMan Technologies, Inc. (the “Licensee”). Terms used in this Amendment without definition which are defined in the License have the same meanings in this Amendment as in the License unless otherwise provided herein. This Amendment shall become effective (the “Effective Date”) upon the sale of at least $7,000,000 of Convertible Preferred Stock pursuant to that certain Securities Purchase Agreement by and among the Licensee and certain Purchasers (as defined therein) and the receipt by the Licensee of $7,000,000 before payment of applicable fees and expenses.

WHEREAS, the Licensor and the Licensee have previously entered into the License;

WHEREAS, the Licensor and the Licensee amended the License by a letter agreement dated as of April 11, 2011 and an Amendment No. 2 dated as of June 30, 2011, which remains in full force and effect with this Amendment No. 3; and

WHEREAS, the Licensor and the Licensee now desire to further amend the License;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which the Parties hereby acknowledge, the Licensor and the Licensee, intending to be legally bound, hereby agree as follows:

1.     Section 1.6 of the License is hereby amended by deleting subsection (a)(i) thereof, and replacing such subsection (a)(i) with the following:

(a)  (i) the gross amount billed or invoiced by Licensee’s Subsidiary for applicable Products and Processes sold by Licensee’s Subsidiary in accordance with GAAP.

2.     Section 1.6 of the License is hereby amended by deleting subsection (a)(ii)(B) thereof, and replacing such subsection (a)(ii)(B) with the following:

(a) (ii) (B) reasonable and customary trade, quantity, or cash discounts and rebates and any other discounts or rebates offered in the normal course of business;

3.     Section 1.6 of the License is hereby amended by deleting subsection (e) thereof in its entirety.

4.     The following Sections 1.15, 1.16, 1.17, 1.18 and 1.19 are hereby added to the License, immediately following Section 1.14:

1.15     “GAAP” shall mean generally accepted accounting principles applied on a consistent basis during the periods involved.

1.16     “Licensee’s Subsidiary” shall mean American Power Group, Inc. an Iowa corporation and a wholly-owned subsidiary of the Licensee, or its permitted successors or assigns.

1.17     “Pre-Royalty EBITDA” shall mean with respect to each reporting period earnings before interest, taxes, depreciation, amortization, royalty fees and sublicense income generated from the Net Sales of the Licensee’s Subsidiary, minus Licensee Overhead Expenses.

1.18     “Licensee Overhead Expenses” will be limited to $1,500,000 for fiscal year 2012, $1,600,000 for fiscal year 2013, $1,700,000 for fiscal year 2014, $2,000,000 for fiscal year 2015 and for each fiscal year thereafter, an amount limited to the greater of (i) $2,000,000 and (ii) 1.5% of the GAAP revenue of the Licensee’s Subsidiary for such fiscal year. Licensee Overhead Expenses shall include the normal and customary expenses reported by the Licensee, minus interest, taxes, depreciation, and amortization.  Such expenses include but are not limited to salaries, benefits, and travel of the Chief Executive Officer and Chief Financial Officer, expenses related to shareholders and shareholder annual meetings, board of director fees and travel expenses, director and officer insurance, legal expenses, accounting expenses, public and investor relations, stock option expenses and general office expenses. In the event the Licensee incurs any expenses required to defend any intellectual property rights, license rights, or other business actions of the Licensee’s Subsidiary, such expenses will be included in the calculation of Pre-Royalty EBITDA but will not be included in the fiscal year limitations for Licensee Overhead Expenses set forth above.

1.19     “Cumulative Pre-Royalty EBITDA” shall mean the aggregate Pre-Royalty EBITDA generated beginning on April 1, 2012.

5.     Section 2.1(c) of the License is hereby amended by deleting such subsection and replacing it with the following:

(c)     The foregoing license grant shall include the grant of such license to Licensee’s Subsidiary, provided that Licensee’s Subsidiary shall assume the same obligations as those of Licensee and be subject to the same terms and conditions hereunder; and further provided that Licensee shall be responsible for the performance of all such obligations and for compliance with all such terms and conditions of by Licensee’s Subsidiary.

6.     Section 3.2 of the License is hereby amended by deleting subsection (a) thereof and replacing such subsection (a) with the following:

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(a)     The Licensee shall not make any payments to the Licensor if Cumulative Pre-Royalty EBITDA is less than zero. If Cumulative Pre-Royalty EBITDA is greater than zero, the Licensee shall pay the Licensor: (i) the lower of thirty percent (30%) of Pre-Royalty EBITDA or ten percent (10%) of Net Sales until such time as the cumulative sum of all payments made to the Licensor pursuant to this Section 3.2 shall equal $15,000,000 (such time, the “Royalty Modification Date”); and (ii) thereafter, the lower of thirty percent (30%) of Pre-Royalty EBITDA or six percent (6%) of Net Sales until such time as the cumulative sum of all payments made to the Licensor pursuant to this Section 3.2 (including payments made pursuant to the preceding clause (i)) shall equal $36,000,000 (such time, the “Technology Transfer Date”).

7.     Section 3.2(d) of the License is hereby amended by deleting the reference to “thirty percent (30%)” therein and replacing it with “ten percent (10%)”.

8.     Section 3.2(e) of the License is hereby amended by deleting the reference to “thirty percent (30%)” therein and replacing it with “then percent (10%)”.

9.     Section 3.3 of the License is hereby amended by deleting the current language and replacing it with the following:

(a)       All payments due to Licensor under Section 3.2 shall be due and payable within forty-five (45) days after each March 31st, June 30th, September 30th, and December 31st, except that only ninety percent (90%) of the estimated payment shall be paid forty-five (45) days after September 30th, with the remaining amount, if any, owed for the Reporting Period ending September 30 due ninety (90) days after September 30th. If based on the reconciliation of the annual audited financial statements, the Licensee determines that the initial estimated payment made in accordance with the prior sentence was in excess of what is actually due and payable hereunder, such excess shall be setoff against the next payment or payments thereafter due and owing by Licensee until recouped. The extra time is to permit Licensee to account for any adjustments related to the preparation of its annual audited financial statements. All payments shall be accompanied by a report as set forth in Section 4.2 and 4.3, respectively.

(b)       For any period of time that Cumulative Pre-Royalty EBITDA is less than $2.0 million, the Licensee may delay payments for up to sixty (60) days past due (“Delayed Payments”) by delivering written notice to the Licensor. Any Delayed Payments will be subject to Default Interest of 10% per annum prorated for the number of days that such payments are in fact delayed. At the end of the sixty (60) day period, the Licensee will owe the Licensor the Delayed Payment and accrued Default Interest thereon. If the Delayed Payment is not made at the end of the sixty (60) day period, such past due amounts shall continue to accrue Default Interest of 10% per annum prorated for the number of days that such payments are in fact delayed until paid.

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10.     Section 7.3 of the License is hereby amended by adding the following at the end of such section:

(c)        Sales Through Licensee’s Subsidiary. Except for sales done by a SubLicensor in accordance herewith, the Licensee agrees that all sales of Products or Processes by Licensee or its Affiliates shall be made through Licensee’s Subsidiary, and that any sales of Products or Processes that are not made through the Licensee’s Subsidiary shall be deemed to have been made by Licensee’s Subsidiary for purposes of any calculation pursuant to this Agreement.

11.      Section 11.5 of the License is hereby amended by deleting and replacing with the following:

Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or in part, by either Party without the prior express written consent of the other, with such consent not to be unreasonably withheld, delayed, or conditioned. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.5 shall be void.

12.      The Licensor waives any prior default under the Exclusive Patent License Agreement dated as of June 17, 2009, as amended by a letter agreement dated as of April 11, 2011 and an Amendment No. 2 dated as of June 30, 2011.

13.     Except as otherwise amended by this Amendment, all other terms and conditions of the License, as previously amended, shall remain in full force and effect.

14.     This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Iowa, excluding with respect to conflict of laws and each Party irrevocably (i) agrees that any action or proceeding arising from or relating to this Amendment may be brought only in the courts of Iowa or the U.S. District Court located in Des Moines, Iowa, (ii) consents, for itself and in respect of its property, to the jurisdiction of each such court in any such action or proceeding, and (iii) waives any objection to proceeding in such venue, including that the forum is inconvenient.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

M & R Development Inc.	GreenMan Technologies, Inc.
(formerly known as American Power
Group, Inc.)

By: /s/Rick Kremer________	By: /s/Lyle Jensen_______

Name: Rick Kremer	Name: Lyle Jensen

Title: President	Title: President

By: /s/Mike Schiltz________

Name: Mike Schiltz

Title: Vice President

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